EXHIBIT 10.2

OPTION CONSIDERATION AGREEMENT

This Option Consideration Agreement (the “Agreement”), by and among Gryphon Gold Corporation, a Nevada corporation (the “Company”) and Gerald Baughman, an individual, and Fabiola Baughman, an individual, and together with Gerald Baughman, husband and wife (jointly, the “Debtholders”), is entered into effective as of February 5, 2010 (the “Effective Date”).

WHEREAS, the Company issued the Debtholders a 5% Convertible Note, due March 30, 2010, dated August 21, 2009 (Certificate No. CN2007-001), in the principal amount of five million dollars and no cents ($5,000,000) (the “Convertible Note”) as partial consideration in connection with the purchase of all of the outstanding common limited liability company interests of Nevada Eagle under the terms of a Membership Interest Purchase Agreement dated July 4, 2007; and

WHEREAS, the Convertible Note is currently convertible into shares of common stock of the Company at $1.00 per share, escalating to $1.25 per share after the first anniversary, escalating to $1.50 after the second anniversary and escalating to $1.75 if converted on March 30, 2010 (the “Current Conversion Price”); and

WHEREAS, on August 5, 2008, the Company, the Debtholders and Nevada Eagle entered into and Option Agreement, dated August 5, 2008 (the “Option Agreement”) which granted the Company the option, exercisable for an initial term of one year (extendable for an additional six months) (the “Option”) to amend certain of the terms of the Convertible Note, as set forth in the Option Agreement; and

WHEREAS, the Option Exercise was conditioned on the satisfaction of several conditions as set forth in the Option Agreement (the “Option Exercise Conditions”); and

WHEREAS, the Company has paid to the Debtholders the initial payment of $35,000 in consideration for entering into the Option Agreement and the Company has paid to the Debtholders the additional payment of $35,000 necessary to extend the expiration date of the Option Agreement an additional six months, until February 5, 2010; and

WHEREAS, the Company, Nevada Eagle and the Debtholders have concurrently herewith entered into an amendment to the Option Agreement (“Amendment No. 1”) to waive the Option Exercise Conditions, permit the Company to defer the Option Exercise Price through the issuance of a promissory note in the principal amount of $500,000 of the Company, in substantially the form set forth as Exhibit A to this Agreement (the “Promissory Note”), payable on the earlier of (A) 14 days or (B) from any proceeds of the Private Placement of the Company announced on January 22, 2010 (the “Private Placement”) and secured only by the proceeds of the Private Placement; provided however, that the Company agrees that all proceeds from the Private Placement shall be first used to satisfy the obligations under the Promissory Note and that if the Promissory Note is not paid on or before February 19, 2010, the Promissory Note will expire, the Option will extinguish, as if unexercised, and the Convertible Note will revert to its original terms, as if the Option had never been exercised, and amend Schedule A to reflect changes in the Secured Properties; and

WHEREAS, the Company and the Debtholders have determined that it is in the best interests of the Company, its shareholders and the Debtholders to enter into this Agreement to grant the Debtholders the following additional consideration for entering into Amendment No.1.

NOW, THEREFORE, for and in consideration of the covenants set forth in the Option Agreement, Amendment No. 1 and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Consideration
1.1.

Consideration. Subject to, and immediately upon, the approval of the Toronto Stock Exchange (the “TSX”) and, if and to the extent required by the TSX, the approval of the Company’s shareholders at the next meeting of the shareholders (together with the approval of the TSX, the “Approvals”), the Company hereby agrees as follows in consideration of the Debtholders entering into Amendment No. 1:

a.	to issue to the Debtholders one million five hundred thousand (1,500,000) shares of common stock of the Company; and
b.

to amend Section 3.2 of the Convertible Note so that the Convertible Note is convertible at $0.60 per share from February 5, 2010 through March 30, 2010, at $0.70 per share from March 31, 2010 through March 30, 2011 and at $0.80 per share from March 31, 2011 to March 30, 2012.

1.2.

Satisfaction of Consideration under Certain Conditions. In the event that the Approvals are not obtained by five business days following the first meeting of the Company’s shareholders after the effective date, but no later than August 22, 2010 (the “Approval Date”), then the consideration contemplated in Sections 1.1a. and 1.1b. above will be satisfied by the Company issuing unsecured, one-year notes of the Company with fixed interest rates of 5% per annum in the following principal amounts:

a.	$300,000 if the Approvals required in Section 1.1a have not been obtained by the Approval Date; and
b.

$100,000, if the Approvals required in respect of Section 1.1b have not been approved by the Approval Date, provided the Convertible Note is 100% converted, otherwise a pro-rata portion of $100,000 in relation to the actual percentage of the Convertible Note that is converted at the time of issuance of the note.

2.	Representation and Warranties
2.1

Company Representations, Warranties and Covenants. The Company makes the following representations, warranties and covenants to the Debtholders (and acknowledges that the Debtholders are relying on such representations, warranties and covenants):

a.

Authorization. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, have been duly and validly authorized by the Board of Directors of the Company, no other corporate action on the part of the Company or its stockholders being necessary.

b.

Binding Agreement. The Agreement has been duly and validly executed and delivered by the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or general principles of equity.

c.

No Conflict. The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Company or of any agreement, written or oral, to which the Company is a party or by which it is or may be bound.

d.

No Consent. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which the Company is a party, is required for the execution, delivery or performance by the Company of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby.

e.	Organization. As of the date of hereof, the Company is duly organized and in good standing in the State of Nevada.
f.

Further Assurances. The Company hereby covenants to use its commercially reasonable efforts to obtain the Approvals as soon as practicable before the Approval Date, including obtaining shareholder approval of the consideration contemplated in Section 1.1 at the Company’s next annual general meeting of shareholders, to be held in August of 2010. If the Approvals are not obtained by the Approval Date, the Company hereby covenants to issue the one-year notes of the Company as contemplated in Section 1.2 hereof within 3 business days of the Approval Date.

2.2

Debtholders Representations, Warranties and Covenants. Each of the Debtholders makes the following representations, warranties and covenants to the Company (and acknowledges that the Company is relying on such representations, warranties and covenants):

a.

Authorization.  This Agreement has been duly authorized by all necessary action on the part of the Debtholder, and Debtholder is of the age of majority and has legal capacity to undertake his or her obligations hereunder.

b.

No Conflict. The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to the Debtholder or of any agreement, written or oral, to which the Debtholder is a party or by which it is or may be bound.

c.

Binding Agreement. If and when executed, this Agreement will have been duly authorized, executed and delivered by the and will constitute a valid and legally binding obligation of the Debtholder enforceable against him or her in accordance with its terms, except as enforcement thereof may be limited by bankruptcy and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

d.

Exempt Transaction.    The Debtholder understands and acknowledges that the securities of the Company to be issued under this Agreement (the “Securities”) have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities regulatory commission or authority, that the Securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and that the offering and issuance of the Securities is being made in reliance on exemptions from such registration requirements and confirms that he or she is an “accredited investor” (as that term is defined under Rule 501(a) as promulgated under Regulation D of the Securities Act).

e.

Information Concerning the Company. Based upon the Company’s prior disclosures to the Debtholder, in addition to the Debtholder’s own due diligence with respect to the Company and its liabilities, the Debtholder believes it has enough information upon which to base an investment decision in the Securities.

f.	Investment Experience. The Debtholder understands that purchase of the Securities involves substantial risk. The Buyer:
(i)	has experience as a purchaser in securities of companies in the development stage and acknowledges that it can bear the economic risk of investment in the Securities; and

(ii)	has such knowledge and experience in financial, tax and business matters so as to enable the Debtholder to evaluate the merits and risks of an investment in the Securities, to protect Buyer’s own interests in connection with the investment and to make an informed investment decision with respect thereto.

f.

Restricted Securities.   The Debtholder understands that the Securities are “restricted securities” as defined under Rule 144 under the Securities Act and may not be offered, sold, pledged or transferred, directly or indirectly, except pursuant to registration under the Securities Act and any applicable state securities laws or pursuant to an exemption from such registration requirements and the certificates representing the Securities may bear a legend to this effect.

Section 3.	General Provisions

3.1	Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties.

3.2

Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A telefaxed or electronic copy of this Agreement shall be deemed an original.

3.3

Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

3.4	Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

3.5

Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the effective date of this Agreement, and signed by all parties. No waiver of any breach, term, condition or remedy of this Agreement by any party shall constitute a subsequent waiver of any other breach, term, condition or remedy. All remedies, either under this Agreement, by law, or otherwise afforded the parties shall be cumulative and not alternative.

3.6

Severability.     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.7	Termination. The parties may not, except for a material breach or failure of a condition or requirement, terminate this Agreement.

3.8

Entire Agreement.         This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

3.9	Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

a)

if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

b)	if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails; and

c)

if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such party to the other party pursuant to notice given by such party in accordance with the provisions of this Section 3.9.

3.10	Governing Law. This Agreement is governed by the law of the State of Nevada, without giving effect to principles of conflicts of law thereof.

3.11	Assignment. This Agreement may not be assigned by either party hereto.

3.12

Time of the Essence. For the purposes of this Agreement, time is of the essence. The parties hereto will sign and deliver all further documents and instruments and do all things that may, either before or after the signing of this Agreement, be reasonably required to carry out the full intent and meaning of this Agreement.

[Signatures on Following Page]

IN WITNESS THEREOF, the Company and the Debtholders have executed this Agreement as of the Effective Date.

GRYPHON GOLD CORPORATION

By: _/s/ R. William Wilson___________________

Name: Title:	R. William Wilson Chief Financial Officer

__/s/ Gerald W. Baughman_____________________

Gerald W. Baughman

__/s/ Fabiola Baughman_______________________

Fabiola Baughman